Exhibit 10.30

1100 Old Highway 8 NW New Brighton, MN 55112 Phone 651.636.4320

Fax 651.636.0312

www.apigroupinc.com

January 13, 2022

Ms. Kristina Morton

Edina, MN 55076

Dear Kristina,

Thank you for taking the time to meet with our team at APi Group. We believe that your leadership will add depth and breadth to our existing team. Additionally, we believe that you will be a great cultural fit with our APi Group family. I am personally excited to have you join the company.

The following are the highlights of our offer to you:

GENERAL

Position

Senior Vice President and Chief People Officer. It is a corporate operations and executive management position and carries both the authority and the responsibility for the entirety of APi Group’s human resource function.

Reports To

President/CEO of APi Group

Location

New Brighton, Minnesota. We highly value the collaboration and synergy fostered in a shared workplace. We also understand the value of some flexibility. I’m confident we can find the right balance for you and the company.

Position Summary

The Senior Vice President and Chief People Officer (CPO) will be primarily responsible for leadership development, talent, learning, organization development, business partnership, payroll, compensation, benefits, and human resources operations.

BUILDING GREAT LEADERSTM

This position will also be responsible for the development of all human resources policies and procedures for the company. This position will involve a great deal of interaction both internally at APi Group as well as externally with our operating companies and business partners.

Duties and Responsibilities

•
Partner with the CEO and other senior leaders as a strategic partner, providing proactive advice and support, as well as taking direct responsibility for a number of functional areas.
•
Enhance the strategic human resources vision with the day-to-day management of all human resources functions at the corporate and service levels throughout the company. Operate all day-to-day aspects of the human resources function.
•
Roll out globalized payroll and HRIS processes and systems.
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Develop, document, and implement aligned annual and long-term incentive programs, building on existing programs.
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Elevate the human resources function into a true business partner, balancing strengths of the distributed service model with a need for a central platform of systems, programs, and broad-based plans. Establish credibility with the extended management team through tangible results.
•
Embrace the mission, vision, and values of APi Group, including its strong commitment to diversity. Ensure APi Group’s future includes the diverse, inclusive, and multi-cultural workforce necessary to deliver a high-performance business result.
•
Develop, implement, and evaluate human resources policies and procedures to lead the charge in centralizing APi Group’s decentralized business model. Provide strategic direction to align human resource programs in support of APi Group’s strategic initiatives and mission.
•
Act as a credible advisor to the board on executive and broad-based compensation and benefits, talent issues and other topics as required.
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Provide the human resources expertise to competently support the due diligence and integration of mergers and acquisition activities. Ensure that human resource practices and policies are business-based and aligned with the company’s strategy, which will include internal growth, as well as potential external acquisitions.
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Be a resource to management and promote progressive human resource programs that have practical, measurable impact.
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Maintain relationships with global third-party advisors, service providers and stakeholders including software providers, pension trustees and regulators, work councils and unions, benefit brokers, talent acquisition providers and similar.
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Advance the human resources function by creating a strong sense of urgency delivering results.
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Focus on talent. Ensure that APi Group has solid recruitment practices, as well as development and succession management programs.

•
Integrate analytics and metrics into every element of the human resources function. Operationalize the impact of the systems that have been put into place.
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Attract, develop, and lead an effective and well-regarded human resources team.
•
Provide direction and supervision to APi Group’s learning and development and talent development teams.

COMPENSATION & BENEFITS

Base Compensation

$450,000.00 Base Salary (through June 30, 2023, next review cycle).

Signing Bonus

$107,000 to replace the bonus that was forfeited by leaving your current employment.

Compensation Track

We have a “Pay for Performance” mentality in the APi Group companies, so our compensation philosophy relies heavily on the Management Incentive Plans. Base Salary increases in the future at this level are intended to be moderate with the idea that the incentive side of the equation is the most influential in increasing total compensation. Base salary increases in the future depend on performance, attitude, work ethic and management judgment of contribution to the goals of the company.

Incentive Bonus Plan

75% of base salary subject to APi Group meeting its performance targets of revenue and EBITDA, or other targets established for our short-term incentive plan.

Fringe Benefits

Per the APi Group Plan that will be forwarded under separate cover. Vacation time is 4 weeks vs. 2 weeks shown in the manual.

Car Allowance

A monthly car allowance of $750.

Up Front Restricted Stock Unit Award

We will recommend an equity award of $1,600,000 to be granted upon your employment date in restricted stock units (as of the grant date) to replace the RSU/PSU and options you forfeited by leaving your current employment. The award will be presented to the Compensation Committee for approval at its scheduled February meeting.

Long Term Incentive Plan – Equity

In addition, you will be eligible for annual equity awards under our long-term equity incentive plan. I will be recommending an annual grant equal to 150% of your base salary beginning in 2023. The award type(s) granted will align with our long-term incentive design for executives.

Additional Fringe Benefits

An individual disability contract under our APi Group Executive Disability program which provides coverage and benefits beyond the traditional group plan, provided you can meet the underwriting requirements of the carrier. In the event you cannot meet these requirements, you will be eligible for the group disability program that is offered to all non-executive personnel.

OTHER

Preemployment Conditions

In keeping with company policy, this offer is contingent upon satisfactory completion of a pre- employment drug test and background check.

Proposed Start Date February 7, 2022

Investment in Your Skills

Any management or technical industry skills that contribute to your personal growth and can add value to the company are both reimbursable and encouraged.

Support – APi Group and Corporate

We feel we have an excellent support group at the corporate level to assist you in your successful transition and role. You can obviously see we have a huge incentive in making this work for both the company and you. We will do everything possible to help facilitate your success.

This position should challenge your skills and allow you to deploy experience and expertise across a large organization. You have a lot of ability to bring to bear on this position and we think this is an excellent fit for our company. There is certainly an opportunity to make a great impact on the company in future years.

Thank you for the opportunity to discuss this position and present you with the offer. Please let me know if there are points in this offer that need further discussion or clarification.

We will make all efforts to help a successful transition and a long-term success for both you and the company.

Sincerely,

/s/ Russell A. Becker

Russ Becker

President / CEO APi Group Corporation

RB/gg